Exhibit 99.1
News Release

PS Business Parks, Inc.
701 Western Avenue
Glendale, CA 91201-2349
www.psbusinessparks.com
_________________________________________________________________________________________

For Release:       Immediately
Date:                    February 21, 2012
Contact:               Edward A. Stokx
                                      (818) 244-8080, Ext. 1649

  PS Business Parks, Inc. Announces Election of New Directors and Director Retirements

GLENDALE, California—PS Business Parks, Inc. (NYSE:PSB) announced today that its Board of Directors elected Gary Pruitt and Peter Schultz to the Board, effective February 20, 2012.  The Board also announced the upcoming retirements of Arthur M. Friedman and R. Wesley Burns who will not stand for re-election at the 2012 Annual Meeting.

Mr. Pruitt, 62, served as Chairman and Chief Executive Officer of Univar N.V. from 2002 until his retirement as Chief Executive Officer in 2010 and as Chairman in 2011. Univar N.V. is a chemical distribution company based in Bellevue, Washington, with distribution centers in the United States, Canada and Europe. Mr. Pruitt is also a trustee of Public Storage and a director of Itron, Inc. and Esterline Technologies Corp.

Mr. Schultz, 64, served as President, Chief Executive Officer and a director of The Beacon Group, Inc. and its affiliates for more than 25 years until his retirement in 2010. Under his leadership, The Beacon Group, Inc., based in Southern California, and its affiliates, engaged in the development and management of more than 3 million square feet of retail, industrial, hospitality and residential projects.

Mr. Friedman, 76, joined the Board at its inception in 1998 and will retire from the Board effective with the 2012 Annual Meeting. Mr. Friedman is Chairman of the Audit Committee and a member of the Nominating/Corporate Governance Committee. Mr. Burns, 52, joined the Board in 2005 and is a member and former Chairman of the Nominating/Corporate Governance Committee. He will also retire at the 2012 Annual Meeting.

“We are pleased to welcome Gary Pruitt and Peter Schultz to the PS Business Parks’ Board of Directors,” said Joseph D. Russell, Jr., President and Chief Executive Officer of PS Business Parks. “As seasoned business and real estate executives, we look forward to the additional industry knowledge and experience they bring to our board. On behalf of the Company and its Board of Directors, I also wish to thank Art Friedman and Wes Burns for their many years of service to PS Business Parks. They have been valued board members throughout their tenure, and we will miss their counsel.”

Company Information

PS Business Parks, Inc., a member of the S&P SmallCap 600, is a self-advised and self-managed equity real estate investment trust (“REIT”) that acquires, develops, owns and operates commercial properties, primarily multi-tenant flex, office and industrial space. The Company defines “flex” space as buildings that are configured with a combination of office and warehouse space and can be designed to fit a number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse space). As of December 31, 2011, the Company wholly owned 27.2 million rentable square feet with approximately 4,400 customers located in eight states, concentrated in California (11.1 million sq. ft.), Virginia (4.2 million sq. ft.), Florida (3.7 million sq. ft.), Texas (3.3 million sq. ft.), Maryland (2.4 million sq. ft.), Oregon (1.3 million sq. ft.), Arizona (0.7 million sq. ft.) and Washington (0.5 million sq. ft.).

Additional information about PS Business Parks, Inc. is available on the internet.  The Company’s website is www.psbuinessparks.com.